Exhibit 99.3

THE MAILROUND LIMITED ENTERPRISE MANAGEMENT INCENTIVE SHARE

OPTION SCHEME TWO [<<Plan Number>>] (the “Plan”)

OPTION EXCHANGE & NEW OPTION AGREEMENT (the “Agreement”)

Capitalised terms in this Agreement have the meaning attributed to them in this Agreement or in the Plan

Name of Option Holder:

Address of Option Holder:

Details of original option (referred to as the “Old Option”)

Date of Grant:
Description of shares under Old Option (“Old Shares”):	Ordinary shares of £0.001 in the capital of Mailround Limited
Number of Old Shares under Old Option immediately before the Effective Date:
Exercise Price per share of each Old Share (“Old Exercise Price”):	£
Aggregate market value of Old Shares under the Old Option at the Effective Date (“Market Value of Old Option”):	Market Value
Details of Vesting:	Fully vested as at the Effective Date (as defined in the recitals below)

Details of replacement option (referred to as the “New Option”)

Date of Grant:	The Effective Date
Effective Date of Grant:	Same as date of grant of Old Option
Description of shares under New Option (“New Shares”):	Shares of common stock in ScanSafe, Inc.
Number of New Shares under New Option:
Price at which each New Share can be purchased on exercise of the New Option (“New Exercise Price”):	£
Aggregate market value of New Shares as of the Effective Date:	Same as aggregate market value of shares under Old Option.
Details of Vesting:	Fully vested

BACKGROUND

(A)	The Option Holder was granted the Old Option over shares in Mailround Limited (the “Company”) under the Plan and pursuant to an option agreement dated effecting the Old Option (the “Old Option Agreement”).

(B)	ScanSafe, Inc. (“ScanSafe”) will obtain Control of the Company pursuant to a company reorganization. ScanSafe will purchase the Company by issuing to each shareholder in the Company one share of common stock of ScanSafe as sole consideration for one share of the Company. The share for share exchange is intended to fall within the definition of a “qualifying exchange of shares” pursuant to paragraph 40 or 41 of schedule 5 of the Income Tax (Earnings and Pensions) Act 2003 (“Schedule 5”).

(C)	The Option Holder has agreed to exchange his Old Option for the New Option. For the purposes of Schedule 5, this is deemed to be a release of the Old Option in consideration of the substitution of it by the New Option on the terms set out in this Agreement.

(D)	The Purchaser is entering into this Agreement for commercial reasons in order to retain the Option Holder’s continued employment with the Company, which is a Group Company.

(E)	The New Option is governed by and subject to the terms of Schedule 5.

(F)	This Agreement will become effective on the date of execution of this Agreement by the Option Holder (the “Effective Date”).

THE PARTIES AGREE AS FOLLOWS:

1	RELEASE OF THE OLD OPTION

1.1	In consideration of the exchange of the Old Option for the New Option pursuant to clause 2, the Option Holder releases the Old Option with effect from the Effective Date.

1.2	On and after the Effective Date, the Option Holder will have no rights whatsoever to or in respect of the Old Option.

2	THE NEW OPTION

2.1	ScanSafe will, as of the Effective Date, grant the Option Holder the New Option. The New Option is subject to the terms of this Agreement.

2.2	For the purposes of assessment of income tax and capital gains tax, it is intended by the parties that the New Option is a replacement option pursuant to paragraph 41(4) of Schedule 5 and therefore will be treated as having being granted on the Effective Date of Grant, being the same date as the date of grant of the Old Option.

3	DETAILS OF NEW OPTION

3.1	The details of the New Option are set out in the table above.

3.2	The number of New Shares which may be acquired under the New Option (always subject to the terms of this Agreement) is the same as the number of shares that could have been acquired under the Old Option.

3.3	The parties believe that one ordinary share in the Company has the same market value as one share of common stock in ScanSafe.

[3.4	The New Exercise Price is the same as the Old Exercise Price.]

4	TERMS AND CONDITIONS APPLYING TO THE NEW OPTION

4.1	The New Option will be subject to this Agreement and the Plan, as amended from time to time (together the “New Rules”).

4.2	If there are any inconsistencies between the terms of the New Rules and the terms of this Agreement, the terms of this Agreement will apply and take precedence over the terms of the New Rules.

5	VESTING AND EXERCISE OF NEW OPTION

5.1	At the Effective Date the New Option will be fully vested and exercisable.

5.2	To exercise the New Option, the Option Holder must complete the form of Notice of Exercise attached to this Agreement as Exhibit A.

6	TAX AND NATIONAL INSURANCE CONTRIBUTIONS

6.1	All liability for any tax, or employer’s, or employee’s National Insurance contributions in respect of the grant or exercise of the New Option or sale of the New Shares (“Tax”) will be the responsibility of and borne by the Option Holder, or where the Option Holder has died, his personal representatives (the Option Holder and his personal representatives (where applicable) together in this Clause 6 referred to as the “Option Holder”).

6.2	The Option Holder indemnifies and keeps indemnified the Scansafe, his employer and any other Group Company against any liability for Tax.

6.3	Neither Scansafe nor the Company warrants to the Option Holder the Tax that may arise as a consequence of surrendering and releasing the Old Option, the grant of the New Option or the exercise of the New Option.

6.4	The exercise of the New Option is conditional on the Option Holder entering into an election with his employer or any other company in the Group designated by Scansafe (in a form approved by Scansafe and the Inland Revenue) under which any liability of Scansafe, the Company or his employer for employer’s National Insurance contributions arising in respect of the issuance, vesting or exercise of the New Option is transferred to and met by the Option Holder.

7	WARRANTIES

7.1	Scansafe warrants that:

7.1.1	it is an independent company with only “qualifying subsidiaries”;

7.1.2	it has at least one subsidiary that is carrying on a “qualifying trade” wholly or mainly in the United Kingdom; and

7.1.3	the business of the group does not substantially consist in the carrying on of “non-qualified activities”;

as those terms are described in Schedule 5.

7.2	The Option Holder warrants that he is an “eligible employee” as that term is described in Schedule 5.

8	NEW OPTION NOT ASSIGNABLE

Neither the New Option nor any rights under the New Option can be assigned or transferred in any way except to the personal representatives on the death of the Option Holder in accordance with the Rules.

9	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and to be construed in accordance with English law. Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

EXECUTED ON	by ScanSafe, Inc.

Name:

Title:

EXECUTED ON	by Option Holder.

Name: